PRESS RELEASE FOR IMMEDIATE RELEASE	CONTACT: Michael Nason nason.mike@gmail.com Office: 949-609-1966 Cell: 949-500-1180

KENNETH WESTBROOK

Leading Healthcare Executive Joins flexSCAN
Board of Directors, To Assume Executive Duties

Mission Viejo, Calif., July 6, 2006 - flexSCAN, Inc. (OTCBB:FXSC) announced today the addition of Kenneth K. Westbrook to its board of directors and executive team as President of the company. A prominent healthcare executive whose past engagements include Tenet Healthcare and HCA Healthcare, Westbrook brings more than 25 years of high-level management experience to the company as it begins an exciting new chapter in development, according to Thomas Banks, Chairman/CEO.

“Ken joins us just as we are about to launch a new service that will absolutely revolutionize how people will pay for their healthcare coverage,” said Banks. “His high-level experience with managing major healthcare corporations and an HMO will be an important asset as we go forward with the next phase of our development as a nationwide service provider.”

“I am looking forward to my role at flexSCAN,” said Westbrook. “I signed on with this company because I feel that it will not only revolutionize the way employees improve their health status, but it should also help employees and employers reduce the year-to-year increases of their healthcare benefits' expense.”

Throughout most of his career, Westbrook has held senior executive positions with many well-known names in healthcare. While at Tenet from 1997 to 2004, he was the senior vice president of operations responsible for up to 16 acute care hospitals in the Southwest generating in excess of $130 million EBITDA annually. He was the senior vice president of operations for over a third of OrNda Healthcorp's hospitals generating $1 billion in gross revenues. From 1988 to 1995 he also served as the chief operating officer for HCA Healthcare Corporation's Pacific Division as well as previously the CEO for four other California community hospitals.

Westbrook, currently retiring from his role as chief executive officer of CareMore Medical Enterprises, oversaw three divisions of diverse healthcare delivery while there. In 2005 and 2006, CareMore’s California Health Plan senior HMO product was rated the best in California by HealthMetrix. Westbrook led the management team that increased the company’s HMO enrollment from 250 a month to 1,800. EBITDA rose from $19 million in 2004 to $39 million in 2005 and the valuation of the corporation increased from $185 million to $235 million. CareMore was recently sold to JPMorgan Partners. Westbrook has an MBA and an MA in Healthcare Management from University of Redlands and was honored with a Legacy of Life Award from the American Heart Association.

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flexSCAN, Inc. (www.flexscan.com or www.mywellness360.com) is a public corporation based in Mission Viejo, California. The company is the innovator of myWellness360 - a supplemental corporate wellness program that blends comprehensive disease screening with other prevention measures plus online fitness, nutrition, and medical records services. myWellness360 can be funded through pretax payroll deductions (corporate cafeteria Section 125). The company is headquartered at 27201 Puerta Real, Suite 350, Mission Viejo, CA 92691 Main Phone: 949-609-1966 Fax: 949-609-1970.

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 Legal notice to investors: Certain matters discussed in this news release are “forward-looking statements.” These forward-looking statements, which apply only on the date of this release, generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “estimates,” “anticipates,” “believes,” “continues” or words of similar import. Similarly, statements that describe flexSCAN’s future plans, objectives or goals are also forward-looking statements, which generally involve known and unknown risks, uncertainties and other facts that may cause the actual results, performance or achievements of flexSCAN to be materially different from those expressed or implied by such forward-looking statements. Such factors may include the following: uncertainties associated with product development, the risk that flexSCAN will not obtain approval to market its products, the risk that flexSCAN’s products will not gain market acceptance, the risks associated with dependence upon key personnel and the need for additional financing.